UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Section 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Class A Common Shares,
Class B Common Shares
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

All Hands Meeting FAQ:

How will our business change because of this transaction?

This announcement has minimal impact on our day-to-day operations – it will remain business as usual. All employees should remain focused and continue the work that has been the foundation for our recent strong results. We will continue to operate as a public company until the transaction closes which we expect to occur in the fourth quarter.

Going forward after the transaction’s close, employees will benefit from the continuity of a solid business plan and new investments in the future of the business. We believe THL Partners and Fidelity National Financial bring complementary skills which will help us build upon our leadership position and implement our strategic plan to deliver enhanced value to our customers around the world.

What involvement will the new owners have in our business?

While we will change ownership, we expect that management will remain in place. THL Partners and FNF have said they have been extremely impressed with our management team. They fully support our vision and commitment to all of our customers and employees.

How will the deal impact my job and my benefits?

As a result of this transaction, there are no plans to change our current compensation and benefits program. However, as we do on a regular basis, we will continue to look at ways to make our plans more cost effective and marketplace competitive.

What are the benefits of being private? Do we lose anything about not being public?

The transaction will bring a change in ownership, not a change in management or the direction of our company. There will be changes but they are changes designed to make Ceridian a stronger company. As we’ve said, we expect this transaction to have minimal impact on our day-to-day operations, and will not have any impact on our relationships with our customers.

What will the impact be to customers?

As we have said, this transaction will not have any impact on the offerings we present to our customers or in any way alter the terms their contracts with Ceridian.

Our chief priority remains to make our products and services even better and deliver repeatable and reliable service at unmatched industry levels. In the end, this transaction is about enabling Ceridian to achieve its full potential so that we can better meet your needs.

Why is this called a merger?

THL Partners and Fidelity National Financial are using a merger structure to effect the acquisition of 100% of the Company’s common stock. They have created a new company that will merge into Ceridian, subject to shareholder approval and satisfaction of the other conditions. The terms of the merger provide all of the shares of common stock are cashed out at $36 per share. Ceridian will remain intact, but after the merger, it will be privately owned by THL Partners and Fidelity National Financial, and any other investors they may bring in.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with its 2007 Annual Meeting, Ceridian will be filing a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor, for the 2007 Annual Meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com. Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning Ceridian at the SEC's website at http://www.sec.gov. Free copies of Ceridian's SEC filings are also available on Ceridian's website at http://www.ceridian.com. These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION
Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian's stockholders with respect to the matters to be considered at Ceridian's 2007 Annual Meeting. Information regarding the officers and directors of Ceridian is included in its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian's website at http://www.ceridian.com. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Ceridian's 2007 Annual Meeting.